SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                             (Amendment No.      )
                                           ------



Filed by the Registrant   [ X ]
Filed by a Party other than the Registrant   [   ]
Check the appropriate box:
[   ]     Preliminary Proxy Statement
[ x ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12


                   UTAH MEDICAL PRODUCTS, INC.
     -------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)


                   UTAH MEDICAL PRODUCTS, INC.
     -------------------------------------------------------

                  (Name of Person(s) Filling Proxy Statement)


Payment of Filing Fee (Check the appropriate box):



[ x ]     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
          6(j)(2).
[   ]     $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3).
[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.

   1)  Title of each class of securities to which transaction applies:


   2)  Aggregate number of securities to which transaction applies:


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)


   4)  Proposed maximum aggregate value of transaction:



     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:


   2)  Form, Schedule, or Registration Statement No.:

   3)  Filing Party:


   4)  Date Filed:

April 1, 1996



Dear UTMD Shareholder:

You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Utah Medical Products, Inc. The meeting will be held at 12:00 noon (local time) on Friday, May 17, 1996 at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah. A sandwich buffet will be served at 11:30 A.M.

Please note that attendance at the Annual Meeting will be limited to shareholders as of the record date (or their authorized representatives) and to guests of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please bring the enclosed proxy card with you to the meeting. If your shares are held by a broker, bank or other nominee and you plan to attend the meeting, please contact the person responsible for your account regarding your intention to attend the meeting so they will know how you intend your shares to be voted at that time. Shareholders will be admitted to the Annual Meeting upon proper verification of stock ownership.

At the Annual Meeting, our shareholders will elect two directors and consider any other business. If you think you will be unable to attend the meeting, please complete your proxy and return it as soon as possible. If you decide later to attend the meeting in person you may revoke the proxy.

Recently, UTMD announced an abrupt change in its relationship with Baxter. I have enclosed a copy of the press release. The public announcement resulted in a drop in UTMD's stock price which was not justified, in my opinion. Although there may be a substantial negative impact on 1996 revenues as a result of the change, the profit impact will be modest. With UTMD's new products, management continues to be excited about prospects for continued growth in earnings per share, which should translate directly into higher stock prices. The Company has taken this opportunity to repurchase shares on the open market, and the Board of Directors recently approved an additional $2 million for continued share repurchase.

Thank you for your ownership in UTMD!

Sincerely,



/s/ Kevin L. Cornwell

Kevin L. Cornwell
President and CEO

                          UTAH MEDICAL PRODUCTS, INC.
                              7043 SOUTH 300 WEST
                              MIDVALE, UTAH  84047
                                 (801) 566-1200

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 1996


TO THE SHAREHOLDERS OF UTAH MEDICAL PRODUCTS, INC.

     The Annual Meeting of Shareholders (the "Annual Meeting") of Utah Medical Products, Inc. (the "Company"), will be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah , on May 17, 1996, at 12:00 noon, local time, for the following purposes:

(1) To elect two directors to serve for terms expiring at the 1999 Annual Meeting and until successors are elected and qualified; and

(2) To transact such other business as may properly come before the Annual Meeting.

     Your Board of Directors recommends a vote "FOR" each of the nominated directors, whose backgrounds are described in more detail in the accompanying Proxy Statement.
     ONLY SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON MARCH 15, 1996 (THE "RECORD DATE"), ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING.

     This Proxy Statement and form of proxy are being first furnished to shareholders of the Company on approximately April 1, 1996.

     THE ATTENDANCE AT AND/OR VOTE OF EACH SHAREHOLDER AT THE ANNUAL MEETING IS IMPORTANT, AND EACH SHAREHOLDER IS ENCOURAGED TO ATTEND.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Kevin L. Cornwell

                              Kevin L. Cornwell, Secretary
Salt Lake City, Utah
Dated: April 1, 1996



  PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

  IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, NOMINEE, OR OTHER INSTITUTION, ONLY IT CAN VOTE YOUR SHARES. PLEASE CONTACT PROMPTLY THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR YOUR SHARES TO BE VOTED.
                                 -----------------

                          UTAH MEDICAL PRODUCTS, INC.

                                PROXY STATEMENT

  This Proxy Statement is furnished to shareholders of Utah Medical Products, Inc. (the "Company") in connection with the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah, on May 17, 1996, at 12:00 noon, local time, and any postponement or adjournment(s) thereof. The enclosed proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting in accordance with the directions set forth thereon. If the enclosed proxy is signed and returned timely without specific instructions, it will be voted at the Annual Meeting:

(1) FOR the election of Stephen W. Bennett, M.D., Dr.P.H., and Ernst Hoyer as directors; and

(2) IN accordance with the best judgment of the persons acting under the proxies on other matters presented for a vote.

  THE BOARD OF DIRECTORS HAS APPROVED THE FOREGOING PROPOSALS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR EACH OF THE PROPOSALS. PROXIES SOLICITED BY THE COMPANY WILL BE VOTED FOR EACH OF THE PROPOSALS UNLESS A VOTE AGAINST, OR AN ABSTENTION FROM ONE OR MORE OF THE PROPOSALS IS SPECIFICALLY INDICATED ON THE PROXY.

  A PROXY FOR THE ANNUAL MEETING IS ENCLOSED. IT IS IMPORTANT THAT EACH SHAREHOLDER COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT SHE(HE) PLANS TO ATTEND THE ANNUAL MEETING. ANY SHAREHOLDER WHO EXECUTES AND DELIVERS A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE BY PROVIDING THE SECRETARY OF THE COMPANY WITH AN INSTRUMENT REVOKING THE PROXY OR BY PROVIDING THE SECRETARY OF THE COMPANY WITH A DULY EXECUTED PROXY BEARING A LATER DATE. IN ADDITION, A SHAREHOLDER MAY REVOKE HER(HIS) PROXY BY ATTENDING THE ANNUAL MEETING AND ELECTING TO VOTE IN PERSON.

  PROXIES ARE BEING SOLICITED BY THE COMPANY, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE SOLICITATION WILL BE PAID BY THE COMPANY. PROXIES ARE BEING SOLICITED BY MAIL, BUT, IN CERTAIN CIRCUMSTANCES, OFFICERS AND DIRECTORS OF THE COMPANY MAY MAKE FURTHER SOLICITATION IN PERSON, BY TELEPHONE, FACSIMILE TRANSMISSION, TELEGRAPH, OR OVERNIGHT COURIER.

  Only holders of the 9,727,341 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") issued and outstanding as of the close of business on March 15, 1996 (the "Record Date"), will be entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Holders of at least a majority of the 9,727,341 shares of Common Stock outstanding on the Record Date must be represented at the Annual Meeting to constitute a quorum for conducting business.

  All properly executed and returned proxies as well as shares represented in person at the meeting will be counted for purposes of determining if a quorum is present, whether or not the proxies are instructed to abstain from voting or consist of broker non-votes. Under the Utah Revised Business Corporation Act, matters, other than the election of directors and certain specified extraordinary matters, are approved if the number of votes cast FOR exceed the number of votes cast AGAINST, and abstentions and broker non-votes are not counted for purposes of determining whether a matter has been approved. Directors are elected by a plurality of the votes cast; abstentions and broker non-votes are not counted.

  Officers and directors holding an aggregate of 101,408 shares, or approximately 1.04% of the issued and outstanding stock, have indicated their intent to vote in favor of all proposals.

                     PROPOSAL NO. 1.  ELECTION OF DIRECTORS


GENERAL

  The Company's articles of incorporation provide that the Board of Directors is divided into three classes as nearly equal in size as possible, with the term of each director being three years and until such director's successor is elected and qualified. One class of the Board of Directors shall be elected each year at the annual meeting of the shareholders of the Company. The Board of Directors has nominated Dr. Stephen W. Bennett and Mr. Ernst Hoyer for election as directors, each for a three year term expiring at the 1999 Annual Meeting.

  It is intended that votes will be cast, pursuant to authority granted by the enclosed proxy, for the election of the nominees named above as directors of the Company, except as otherwise specified in the proxy. In the event the nominees shall be unable to serve, votes will be cast, pursuant to authority granted by the enclosed proxy, for such other person(s) as may be designated by the Board of Directors. Biographical information follows for the persons nominated. The officers of the Company are elected at the annual meeting of the Board of Directors to serve at the pleasure of the Board of Directors. The information concerning the nominees and other directors and their security holdings has been furnished by them to the Company. (See "PRINCIPAL SHAREHOLDERS" below.)

DIRECTORS AND NOMINEES

  The Board of Directors' nominees for election as directors of the Company at the Annual Meeting are Stephen W. Bennett, M.D., Dr.P.H. and Ernst Hoyer. The other members of the Board of Directors were elected at the Company's 1994 and 1995 meetings for terms of three years, and therefore are not standing for election at the 1996 Annual Meeting. Background information appears below with respect to the incumbent directors whose terms have not expired, as well as the two directors standing for election to the board.

                         Year
                         First     Business Experience During Past
Name               Age   Elected   Five Years and Other Information
- ----               ---   -------   --------------------------------


Perry L. Lane       78   1985      Chairman since February 1994.  Served as VP
                                   and Director of Marketing, Executive VP and
                                   Director of Sorenson Research Company, Salt
                                   Lake City, UT., for more than 13 years. Has served as a director on seven other company boards.

Kevin L. Cornwell   49   1993      Received B.S. degree in chemical engineering
                                   from Stanford University, M.S. degree in engineering-economic systems from Stanford
                                   Graduate School of Engineering, and MBA
                                   degree specializing in finance from Stanford
                                   Graduate School of Business.  President and
                                   CEO of UTMD since December 1992; Secretary since 1993. Has served in various senior operating management positions in several technology-based companies over a 22 year time span, including as a director on seven other company boards.

Stephen W. Bennett  63   1994      Received B.A. degree in biology from Stanford
                                   University, M.D. degree from Stanford School of Medicine, M.P.H. and T.M. degree and Dr.P.H. degree from Tulane School of Medicine. Served five years as fund manager, director and senior analyst for health care investments for an institutional investment firm.

Lori A. Sessions    36   1994      Received B.S. degree in accounting and MBA
                                   degree from the University of Utah. Utah CPA since 1985. UTMD Controller since 1993.
                                   Previously served for 5 years in various accounting and financial analysis positions for Bourns Sensors/Controls, Inc., Ogden, UT.

Ernst Hoyer         58   1996      Received B.S. degree in process engineering
                                   from the University of California, Berkeley and MBA degree from the University of Santa
                                   Clara. Previously served in engineering and general management positions for four technology-based companies over a 27 year time span.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN PERSONS

  The following table furnishes information concerning the ownership of the Company's Common Stock as of March 15, 1996, by the directors, the nominees for director, the executive officers named in the compensation tables on page 6, all directors and officers as a group, and those known by the Company to own beneficially, more than 5% of the Company's outstanding Common Stock.

                                      Nature of        Number of       Percent
              Name                    Ownership      Shares Owned(1)     (2)
- ---------------------------------   --------------   ---------------  ---------


PRINCIPAL SHAREHOLDERS

FMR Corp.                                Direct           1,275,500   13.11%
82 Devonshire Street
Boston, Massachusetts 02109


DIRECTORS AND EXECUTIVE OFFICERS

Perry L. Lane(3)(4)(5)(6)                Direct              24,000   0.25%
                                         Options             11,250   0.12%
                                                             ------
                                         Total               35,250   0.36%


Kevin L. Cornwell(4)(5)                  Direct              32,600   0.34%
                                         Options            104,375   1.06%
                                                            -------
                                         Total              136,975   1.39%


Stephen W. Bennett(3)(4)5)(6)            Direct               1,500   0.02%
                                         Options              2,500   0.03%
                                                              -----
                                         Total                4,000   0.04%


Lori A. Sessions(4)(5)                   Direct               4,000   0.04%
                                         Options              5,313   0.05%
                                                              -----
                                         Total                9,313   0.10%


Ernst Hoyer(3)(4)(5)                     Direct               1,000   0.01%

David D. Chase(3)(4)(5)                  Direct               4,000   0.04%
                                         Options             32,500   0.33%
                                                             ------
                                         Total               36,500   0.37%


Ernest D. Hammond                        Direct              29,568   0.30%
                                         Options              7,500   0.08%
                                                              -----
                                         Total               37,068   0.38%


R. Gail Billings                         Direct                 578   0.01%
                                         Options             30,470   0.31%
                                                             ------
                                         Total               31,048   0.32%


ALL EXECUTIVE OFFICERS AND               Direct             101,408   1.04%
DIRECTORS AS A GROUP (9 PERSONS          Options            198,846   2.00%
                                                            -------
                                         Total              300,254   3.02%


(1) Shares owned directly are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power.
(2) Calculations of percentage of shares outstanding assumes the exercise of options, to which the percentage relates. Percents calculated for totals assume the exercise of options comprising such totals.
(3)  Audit Committee member.
(4)  Nominating Committee member.
(5)  Compliance Committee member.
(6)  Compensation and Option Committee member.

DIRECTOR NOT STANDING FOR REELECTION

  David D. Chase has been an outside director of the Company since 1991. Mr. Chase will serve out his present term as a director until the May 17, 1996 Shareholders' Meeting and not stand for reelection.

COMPLIANCE WITH EXCHANGE ACT REQUIREMENTS

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater than 10% shareholders are required to furnish the Company with copies of all section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all section 16(a) requirements applicable to persons who were officers, directors and greater than 10% shareholders during the preceding fiscal year were complied with.

BOARD AND COMMITTEE MEETINGS

  The directors held five meetings during 1995 and two meetings to date in 1996. All of the directors attended all meetings, except Mr. Chase for the last meeting in March 1996.

  The Company has Audit, Compliance, Nominating, and Compensation and Option Committees. The current members of the Company's committees are identified in the preceding table.

  The Audit Committee met once during 1995 and once to date in 1996 to review the results of the annual audits by Deloitte & Touche. The Audit Committee approves management's recommendation of independent accountants, approves the scope of audit and related fees, and reviews financial reports, audit results, internal accounting procedures, and programs to comply with applicable requirements relating to financial accountability.

  The Compliance Committee did not meet separately from the Board of Directors during 1995. In each board meeting, after receiving the Company's routine compliance reports, the Board reviewed compliance by the Company and its personnel, including executive officers and directors, with applicable regulatory requirements as well as the Company's own compliance policy, and compared its established policies and procedures for compliance with current applicable laws and regulations, under the guidance of Corporate Counsel.

  The Nominating Committee met informally periodically during 1995. The Nominating Committee takes the lead in nominating new directors. The Nominating Committee will consider nominees recommended by shareholders. In accordance with the Company's bylaws, shareholder's nominations for election as directors must be submitted in writing to the Company at its principal offices not less than 30 days prior to the Annual Meeting at which the election is to be held (or if less than 60 days' notice of the date of the Annual Meeting is given or made to shareholders, not later than the tenth day following the date on which the notice of the Annual Meeting was mailed). The notice to the Company from a shareholder who intends to nominate a person at the Annual Meeting for election as a director must contain certain information about the shareholder and the person(s) nominated by him, including, among other things, the name and address of the shareholder, a representation that the shareholder is entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting, a description of all arrangements or understandings between the shareholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and the consent of each nominee to serve as a director if so elected.

  The Compensation and Option Committee, comprised of the outside directors, consulted by telephone periodically throughout 1995 to review performance of senior management, recommend compensation, and develop compensation strategies and alternatives throughout the Company, including those discussed in the committee's report contained in this Proxy Statement. The deliberations included an independent analysis of the CEO's compensation during the fourth quarter, which culminated in recommendations at the January 1996 Board Meeting.

EXECUTIVE OFFICER COMPENSATION

  The following table sets forth, for each of the last three fiscal years, cash compensation received by the Company's Chief Executive Officer during 1995 and any remaining executive officers whose salary and bonus for all services in all capacities exceeded $100,000 for the fiscal year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                              Long Term Compensation

                                     Annual Compensation            Awards       Payout
                                                                                    s

       (a)             (b)             (c)        (d)   (e)      (f)       (g)      (h)      (i)
                                                       Other            Securiti
                                                       Annual  Restrict    es             All Other
                       Year                            Comp-   ed Stock Underlyi   LTIP    Compen-
Name and Principal    Ended         Salary      Bonus  ensa-   Award(s)    ng     Payout    sation
Position             Dec. 31           ($)        ($)   tion     ($)    Options/   s ($)     ($)
                                                       ($)(1)             SARs
                                                                           (#)

Kevin L. Cornwell      1995       $170,000   $120,000    $900        --    40,000      --         --
  President &          1994       $157,500   $ 70,000    $900        --    95,000      --         --
  Chief Exec           1993       $150,000   $ 48,750      --        --    75,000      --    $13,899
  Officer, and                                                                                   (2)
  Director


Ernest D. Hammond      1995       $ 82,659   $ 40,040    $900        --    10,000      --         --
  Vice-President,      1994       $ 76,250   $ 26,250    $900        --    10,000      --         --
  Sales and            1993       $ 75,000   $  6,900    $823        --        --      --         --
  Marketing


R. Gail Billings       1995      $  83,640  $  26,400    $900        --    10,000      --         --
Vice-President,        1994      $  82,000  $  17,500    $900        --    25,000      --         --
  Research &           1993      $  78,000  $  18,200    $810        --    22,500      --         --
  Development

(1)  Amounts are Company payments for 401(k) matching contributions.
(2) During 1993 the Company reimbursed such amount for moving expenses incurred by Mr. Cornwell in relocating his residence to Utah.
    The following table sets forth information respecting all individual grants of options and stock appreciation rights ("SARs") made during the last completed fiscal year to any of the executives named in the summary compensation table.


OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                      Potential Realized
                                                                       Value at Assumed
                                                                        Annual Rates of
                         Individual Grants                            Stock Appreciation
                                                                              for
                                                                        Option Term(2)

       (a)              (b)          (c)        (d)         (e)         (f)        (g)
                     Number of    % of Total
                     Securities  Options/SA
                     Underlying   Rs Granted  Exercise
                    Options/SARs      to      or Base    Expiration
       Name          Granted(#)   Employees    Price        Date         5%($)     10%($)
                                    During   ($/share)
                                    Fiscal
                                   Year(1)

Kevin L. Cornwell  40,000(3)(4)      23.4%   $9.50       Jan. 2005    $239,000   $605,600
Ernest D. Hammond  10,000(3)(4)       5.8%   $9.50       Jan. 2005     $59,700   $151,400
R. Gail Billings   10,000(3)(4)       5.8%   $9.50       Jan. 2005     $59,700   $151,400

(1) The Company granted new options representing 171,000 shares to employees during 1995. The percentages are based on this total.
(2) Value was calculated assuming indicated appreciation rate compounded annually.
(3) The options became 25% vested on 1/1/96; will thereafter vest at the rate of 6.25% per calendar quarter.
(4) All optionees may use Company shares owned for a period of at least six months to pay for the exercise of options. The Company may accept shares to cover withholding or other employee taxes. In the event of a change in control, the Company is required to pay the optionee a cash amount equal to the excess of the market price over the exercise price of all options granted, whether or not vested.

     The following table sets forth information respecting the exercise of options and SARs during the last completed fiscal year by each executive named in The Summary Compensation Table above and the December 31, 1995, fiscal year end values of unexercised options and SARs, based on the average high and low price of the Company's common stock on December 29, 1995 on the NASDAQ National Market System of $20.13

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

        (a)               (b)              (c)              (d)                (e)
                                                         Number of
                                                         Securities    Value of Unexercised
                                                         Underlying        In-the-Money
                                                        Unexercised     Options/SARs at FY
                                                      Options/SARs at        End ($)
                                                         FY End (#)
                                                                           Exercisable/
                    Shares Acquired  Value Realized     Exercisable/      Unexercisable
       Name         on Exercise (#)        ($)         Unexercisable

Kevin L. Cornwell          --              --          83,751/126,249  $962,696/$1,445,855
Ernest D. Hammond        77,708         $674,453        4,375/15,625     $56,350/$178,750
R. Gail Billings          578            $4,287        25,144/32,356    $283,367/$371,437


REPORT OF THE COMPENSATION AND OPTION COMMITTEE

  General

  Under the supervision of the Compensation and Option Committee, the Company has developed and implemented compensation policies, plans, and programs that seek to enhance the long-term profitability and growth of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers and other key employees with those of its shareholders. The Compensation and Option Committee of the Board of Directors is responsible for evaluating and recommending specific executive compensation for formal board approval on an annual basis.

  The Company applies a consistent philosophy to compensation for all employees, including senior management. The philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individual employees working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the needs and expectations of customers and shareholders.

  There are seven basic objectives for the Company's compensation program:

  (1)Pay for Performance. The basic philosophy is that rewards are provided for the value of individual contribution and performance to the Company. Rewards are both recurring (e.g., base salary) and non-recurring (e.g., bonuses), and both financial and non-financial (e.g., recognition and non-financial awards).

  (2)Provide for Fairness and Consistency in the Administration of Pay. Compensation is based on the value of the job, what each individual brings to the job, and how well each individual performs on the job, consistently applied across all functions of the Company.

  (3)Pay Competitively. The Company believes it needs to attract and retain the best people in the industry in order to continue to achieve one of the best performance records in the industry. In doing so, the Company needs to be perceived as rewarding well, where competitive compensation includes the total package of base pay, bonuses, awards, and other benefits.

  (4)Conduct an Effective Performance Review Process. The Company believes it needs to encourage individual employee growth and candidly review each individual's performance in a timely way. This feedback process is bilateral, providing management with an evaluation of the Company through the eyes of its employees.

  (5)Effectively Plan and Administer the Compensation Program. Expenditures for employee compensation must be managed to what the Company can afford and in a way that meets management goals for overall performance and return on shareholder equity.

  (6)Communicate Effectively. The Company believes that an effective communication process must be employed to assure that its employees understand how compensation objectives are being administered and met.

  (7)Meet All Legal Requirements. The compensation program must conform to all state and federal employment laws and guidelines.

  The Company uses essentially five vehicles in its compensation program.

  (1)Salary. The Company sets base salaries by reviewing the aggregate of base salary and annual bonus for competitive positions in the market. Executive base salaries are set at the beginning of each calendar year by the board of directors. For senior management, base salaries are fixed at levels somewhat below the competitive amounts paid to senior management with comparable qualifications, experience, and responsibilities at other similarly sized companies engaged in the same or similar businesses. Then, annual bonuses and longer term incentive compensation are more highly leveraged and tied closely to the Company's success in achieving significant financial and non-financial goals.

  (2)Bonuses. The Company has sales, research and development, and management bonuses, which are generated out of an annual pretax profit sharing pool calculated after the year-ending independent financial audit has been completed.

  The sales, research and development, and management bonus is offered to Company management personnel to the first level of professional management, certain specialists and technical people, and all direct sales representatives. The annual plan includes senior management as part of the group of about 70 of the Company's 380 current employees. Senior management bonuses might range between 20% and 100% of an individual's regular base pay, depending on actual performance relative to targeted objectives. The Board of Directors has approved 4% of pretax, prebonus earnings, plus 10% of pretax, prebonus earnings improvements over the prior year's results as an allocation for the pool. For example, if the Company achieves 20%-25% growth in pretax earnings, the sales, research and development, and management bonus pool will accrue 6%-6.5% of pretax earnings, which will be paid under recommendation of the Compensation and Option Committee.

  The Company makes occasional cash awards, in amounts determined on an individual basis, to employees who make extraordinary contributions to the performance of the Company within a given period. These payments are made as frequently and contemporaneously as possible to recognize excellent accomplishments when they occur. In 1995, 32 such awards were made. The awards are funded from the accrued management bonus pool described above, and therefore do not impact the Company's financial performance. Senior management is not eligible for these awards.

  In 1995, the annual sales, research and development, and management bonus was paid to 68 salaried employees based on specific individual management objectives. The senior management employees received a total bonus of $186,440, which was equal to about 56% of their aggregate base salaries and about 25% of the pool accrued per the formula above. Actual individual bonuses resulted from the Compensation and Option Committee's assessment of each executive's achievement of specific objectives and value of contribution to the Company's overall performance.

  (3)Employee Stock Options. The Compensation and Option Committee believes that its past grants of stock options have successfully focused the Company's key management personnel on building profitability and shareholder value. The number of options granted was consistent with the Company's overall goal discussed above of increasing key employees' financial stake in the Company and reflects the judgment of the Committee that the total number of options at each grant date was sufficient to constitute a material, recognizable benefit to the recipients while minimizing dilution to existing shareholders; no objective criteria were utilized.

  In 1995, the Board of Directors approved grants to 80 employees of options to purchase a total of 171,000 shares. Subsequently, grants representing 23,500 shares of this total were canceled upon the resignation of certain employees. Included in the 1995 grants were shares of 60,000 granted to senior management. All new options vest over a four year period, with a ten year exercise period. Management expects to recommend similar quantities of options to be awarded on an annual basis to the Company's key employees based on its belief that sharing the wealth of the Company with those who help create it is the best way to assure growth in shareholder value.

(4) 401(k) Retirement Plan. The Compensation and Option Committee believes that a continuance of the Company plan instituted in 1985 is consistent with ensuring a stable employment base by helping to provide Company employees with a vehicle to build long-term financial security. The Company matched a portion of employee contributions in 1995 by an amount equal to $57,200. Of this total amount, senior management received about $2,700. The Board of Directors has approved a matching formula of 30%, up to certain individual limits including a fixed individual maximum of $900 per year, for employees who meet eligibility requirements.

  (5)Group Benefit Plan. The Company provides a group health, dental, and life insurance plan for its employees consistent with self-funded group plans offered by other companies its size. A portion of the monthly premium cost is generally paid by plan participants. All employees, including executive officers and senior managers, pay premiums on the same basis.

  CEO and other Executive Officer Compensation

  Utilizing the compensation objectives and vehicles outlined above, the Committee established base compensation for executive officers, including the CEO, by reference to surveys of similar companies as discussed above, adjusted as the Committee deemed appropriate for variations in industry type, geographic location, size, and profitability. Base salaries were fixed at levels somewhat below the competitive amounts paid to executive officers with comparable qualifications, experience, and responsibilities at other similarly sized companies engaged in the same or similar businesses. Then, annual bonuses and long term incentive compensation in the form of stock options were more highly leveraged and tied closely to the Company's success in achieving significant financial and non-financial goals.

  Bonuses for executive officers were awarded on the same basis as all employees included in the sales, research, development, and management bonus plan. At the beginning of the year, the CEO and other executive officers were awarded participation units in the bonus plan, proportional to base salary, based on the Committee's determination of the relative contribution expected from each person toward attaining Company goals. Each executive's individual performance objectives, derived as the applicable contribution needed from that executive to achieve the Company's overall business plan for the year, were reviewed by the Committee. These goals included financial (weighted most heavily) and non-financial goals. Financial goals included net sales, gross profit margin, after-tax profits, and return on equity, and particularly in the case of the CEO, growth in earnings per share. Non-financial goals included continuing the development of a talented and motivated team of employees, conceiving and implementing programs to maintain competitive advantages and to achieve consistent growth, promoting the Company's participation in socially responsible programs, maintaining compliance with regulatory requirements, achieving a high regard of shareholders and the broad business community in the integrity of the Company and its management, and minimizing factors that represent significant business risks.

  The amounts of bonuses to the CEO and other executive officers were based on the Committee's evaluation of each executive's success in meeting the respective performance objectives, supplemented by the Committee's subjective evaluation of each executive's performance and contribution in meeting the Company's non-financial objectives. In 1995, management met or exceeded financial objectives set in the operating plan at the beginning of the year. In addition, the Committee believes that each of the non-financial goals of the executive officers was met or exceeded. Further, the CEO also was credited by the Committee with elevating the level of professional management of the Company, building a cohesive management team, and identifying new strategies for long-term growth in profitability and shareholder value.

  Stock options were awarded to the CEO and other executive officers generally on the criteria utilized for establishing cash bonuses as discussed above, supplemented by the Committee's subjective evaluation of the suitability of long-term options grants as an effective incentive to each individual executive.

  Upon application of the above criteria by the Compensation and Option Committee and upon its recommendation in early 1996, the Board of Directors awarded Mr. Cornwell a 1995 bonus of $120,000 under the Management Bonus Plan. In addition, the Board set Mr. Cornwell's 1996 base salary at $180,000.

  The Committee intends that stock options serve as a significant component of Mr. Cornwell's total compensation package in order to retain his efforts on behalf of the Company and to focus his efforts on enhancing shareholder value. In that regard, shareholders in 1994 approved a Performance Option Plan under which Mr. Cornwell could be granted options to purchase up to 400,000 shares of common stock, contingent upon the Company achieving compounded 25% per annum growth in earnings-per-share starting in 1994 or on such other terms as the

Board of Directors may specify. In the first two years of the plan, actual compounded primary earnings-per-share growth averaged about 18%. In addition to achieving approximately 72% of the annual earnings-per-share target growth rate, the Committee noted that at the date the Performance Option Plan was adopted the price of the Company's stock was $7.25, as compared to $19.8125 as of December 31, 1995, an increase in the market capitalization value of the Company of approximately $125 million. Therefore, in early 1996, upon the recommendation of the Compensation Committee, the Board awarded Mr. Cornwell stock options to purchase 90,000 shares with an average exercise price of $19.667 per share, vesting over four years.

  Since employment, Mr. Cornwell has been awarded options for a total of 300,000 shares at an average exercise price of $11.963. In April 1994, the Company repurchased 300,000 shares from the former CEO at $7.875 per share. Therefore, as compared to the holdings of the former CEO, Mr. Cornwell's options to date have been non-dilutive to shareholders and upon exercise contribute additional shareholder value of $1.2 million.

  The foregoing report has been furnished by:      Perry L. Lane
                                                   Stephen W. Bennett

COMPENSATION AND OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of the Compensation and Option Committee are Perry L. Lane, Ernst Hoyer, and Stephen W. Bennett. No member of such committee is a present or former officer of the Company or any subsidiary. There are no other interlocks. No member of such Committee, his family, or his affiliate was a party to any material transactions with the Company or any subsidiary since the beginning of the last completed fiscal year. No executive officer of the Company serves as an executive officer, director, or member of a compensation committee of any other entity, an executive officer or director of which is a member of the Compensation and Option Committee of the Company.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT, AND CHANGE IN CONTROL

  On December 31, 1992, the Company entered into an employment agreement with Kevin L. Cornwell, President and Chief Executive Officer that expired on December 31, 1993, except for the provision under which the Company is required to pay Mr. Cornwell a one-time payment of one year's base salary in the event his employment is terminated as a result of a change in control, at the election of the Company, or by the mutual agreement of Mr. Cornwell and the Company. In addition, the Company is required to pay Mr. Cornwell appreciation of stock value for issued options above the option exercise price, in the event of a change in control of the Company or if terminated at the election of the
Company.   The Company has a performance option plan under which Mr. Cornwell could earn options to purchase up to an additional aggregate of 200,000 shares at a future market price if the Company attains 25% compounded per annum growth in earnings per share, or on such other terms as the board of directors may determine.

  The Company presently has no other employment agreements. The Company is required to pay Ernest D. Hammond and R. Gail Billings, as well as any other optionees under employee option plans, the appreciation of stock value for issued options above the option exercise price in the event of a change of control of the Company.

DIRECTOR'S COMPENSATION

  Outside (non-employed) directors receive annual cash compensation of $10,000 each ($12,000 in the case of the Chairman), plus reimbursement of expenses in attending meetings. In addition, the Company, pursuant to the 1993 Directors' Stock Option Plan approved by shareholders at the 1994 annual meeting, may award to each director options to purchase 10,000 shares (15,000 shares in the case of the Chairman) at an exercise price equivalent to the closing bid price ten trading days after the public release of the Company's annual financial results. Pursuant to the (outside) directors' option plan, the Company granted options for 35,000 shares at prices of $10.625 per share during 1995. On March 30, 1996, outside directors were granted an additional 45,000 shares awarded at an exercise price of $20.50. In four years under the plan including 1996, outside directors have been awarded options on 160,000 shares, of which 50,000 either have or will be canceled upon the resignations of certain directors. All of the options vest over a four year period from grant date. Excluding CEO options awarded to date to Mr. Cornwell which are offset by repurchases from the former CEO, outside director options which have not been canceled represent about 20% of total Company options awarded and uncancelled since 1993.

STOCK PERFORMANCE CHART

  The following chart compares what an investor's five year cumulative total return (assuming re-investment of dividends) would have been assuming initial $100 investments on December 31, 1990 for the Company's Common Stock and the two indicated indexes.

[GRAPHICAL INFORMATION OMITTED]
Performance Graph appears here.  Detailed below are the plot points:


                      12/31/90 12/31/91   12/31/92  12/31/93  12/30/94  12/29/95
                      -------- --------   --------  --------  --------  --------
Utah Medical Products    100.0    208.7      158.7     103.4     111.6     260.1
Nasdaq Stock Market
(US & Foreign)           100.0    159.6      185.2     214.4     207.4     288.5
Nasdaq Stocks
(SIC 3800-3899)          100.0    188.5      161.8     136.8     147.5     216.9

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors is considering all of the options available for the selection of the Company's independent certified public accountants for the year ending December 31, 1996, particularly in view of the Company's new overseas operations, and has made no determination whether to reappoint Deloitte & Touche LLP, the Company's auditors for the last preceding three fiscal years, or to appoint a new auditor. The selection of the auditors will be made by the Company's Board of Directors, with the advice of the Audit Committee, at such time as they may deem it appropriate. The selection of the Company's auditors for the current fiscal year is not being submitted to the shareholders for their consideration in the absence of a requirement to do so. There are no disagreements on accounting policies or practices between the Company and its current auditors.

     It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be provided the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.



                             SHAREHOLDER PROPOSALS

     No proposals have been submitted by shareholders of the Company for consideration at the Annual Meeting. It is anticipated that the next Annual Meeting of Shareholders will be held during May 1997. Shareholders may present proposals for inclusion in the Proxy Statement to be mailed in connection with the 1997 Annual Meeting of Shareholders of the Company, provided such proposals are received by the Company no later than December 5, 1996, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the articles of incorporation and bylaws of the Company.



                                 MISCELLANEOUS


OTHER BUSINESS

  Management does not know of any business other than that referred to in the Notice which may be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

  In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents your attending the meeting.
                                   By Order of the Board of Directors,

                                   UTAH MEDICAL PRODUCTS, INC.

                                   /s/ Kevin L. Cornwell

Salt Lake City, Utah               Kevin L. Cornwell, President and CEO,
April 1, 1996                                         and Director

                                     PROXY

ANNUAL MEETING OF THE SHAREHOLDERS OF        (THIS PROXY IS SOLICITED ON BEHALF
UTAH MEDICAL PRODUCTS, INC.                          OF THE BOARD OF DIRECTORS)

  The undersigned hereby appoint Kevin L. Cornwell and Paul O. Richins, and each of them, proxies, with full power of substitution, to vote the shares of common stock of Utah Medical Products, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Little America Hotel, 500 South Main Street, Salt Lake City, Utah , on May 17, 1996, at 12:00 noon, local time, and any postponment or adjournment(s) thereof, such proxies being directed to vote as specified below. IF NO INSTRUCTIONS ARE SPECIFIED, SUCH PROXIES WILL BE VOTED "FOR" EACH PROPOSAL.

  To vote in accordance with the Board of Directors' recommendations, sign below; the "FOR" boxes may, but need not be, checked. To vote against any of the recommendations, check the appropriate box(es) marked "WITHHOLD AUTHORITY" or "AGAINST," below.

     (1) To elect Stephen W. Bennett, M.D., Dr.P.H., and Ernst Hoyer as directors of the Company to serve three year terms and until each's respective successor is elected and qualified;

          STEPHEN W. BENNETT: FOR  [  ]           WITHHOLD AUTHORITY  [  ]
          ERNST HOYER:        FOR  [  ]           WITHHOLD AUTHORITY  [  ]


    (2) To transact such other business as may properly come before the Annual Meeting.

          FOR    [  ]              AGAINST    [  ]          ABSTAIN    [  ]

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. IF YOUR SHARES ARE HELD AT A BROKERAGE HOUSE, PLEASE INDICATE THE NAME OF THE BROKERAGE HOUSE AND THE NUMBER OF SHARES HELD.


Dated                           No. of Shares
     -------------------------               ------------------------------


Signature                       Signature (if held jointly)
         ---------------------                             ----------------


Print Name                      Print Name
          --------------------            ---------------------------------

PLEASE MARK, SIGN, DATE, AND RETURN PROXY IN THE BUSINESS REPLY ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                          UTAH MEDICAL PRODUCTS, INC.
                              7043 SOUTH 300 WEST
                              MIDVALE, UTAH 84047